Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS THIRD QUARTER 2009

FINANCIAL RESULTS

14th Consecutive Quarter of Improved Earnings Results

ATLANTA, GEORGIA, October 28, 2009: Rollins, Inc. (NYSE:ROL), a premier North American consumer and commercial services company, today reported unaudited financial results for its third quarter ended September 30, 2009. Revenues for the third quarter of 2009 grew 3.2% to $286.9 million compared to $277.9 million for the third quarter of 2008.

Net income increased 14.8% to $22.7 million or $0.23 per diluted share for the third quarter compared to $19.8 million or $0.20 per diluted share for the same period last year.

The Company repurchased 146,300 shares of common stock at a weighted average price of $17.81 per share during the third quarter bringing the total number of shares repurchased year-to-date to 1,450,100 at a weighted average price of $16.28.  In total, approximately 3.2 million additional shares may be purchased under its share repurchase program.

“Rollins again delivered solid quarterly results.  We were especially pleased to experience increased revenue across our entire family of companies,” said Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc.  “Our revenue and lead generation programs are working and we are benefiting from a planned increase in our sales staff.”

Mr. Rollins, concluded, “We are clearly focused on successfully completing the year while maintaining the positive momentum in revenue growth, expense control, and service performance improvement.”

Rollins, Inc. is a premier North American consumer and commercial services company.  Through its wholly owned subsidiaries, Orkin, Inc., PCO Services, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East, Asia and the Mediterranean from over 500 locations.   You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.indfumco.com, www.cranepestcontrol.com and www.rollins.com.  You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the statements about the Company’s clear focus on successfully completing the year while maintaining the positive momentum in revenue growth, expense control and service performance improvement.  The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect our Company’s business; changes in industry practices or technologies; the degree of success of the Company’s pest and termite process reforms and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.  A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2008.

ROLLINS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At September 30, (unaudited)	2009	2008
ASSETS
Cash and cash equivalents	$26,221	$16,334
Trade receivables, short-term	70,750	68,032
Accounts Receivable - Other	2,338	1,717
Materials and supplies	10,341	11,117
Deferred income taxes	17,628	18,323
Other current assets	14,143	8,320
Total Current Assets	141,421	123,843

Equipment and property, net	77,223	77,963
Goodwill	189,355	182,834
Other Intangible Assets	22,742	25,126
Customer Contracts	120,510	125,354
Deferred income taxes	16,669	8,309
Trade receivables, long-term	9,599	9,009
Prepaid Pension	—	18,259
Other assets	8,008	6,604
Total Assets	$585,527	$577,301

LIABILITIES
Loans outstanding	$45,000	$41,500
Capital leases	263	661
Accounts payable	16,616	20,037
Accrued insurance	15,605	14,855
Accrued compensation and related liabilities	58,208	53,842
Unearned revenue	95,361	99,297
Other current liabilities	29,610	29,294
Total Current Liabilities	260,663	259,486

Capital leases, less current portion	60	360
Accrued pension	14,992	—
Long-term accrued liabilities	56,584	54,394
Total Liabilities	332,299	314,240

STOCKHOLDERS’ EQUITY
Common stock	99,040	100,864
Retained earnings and other equity	154,188	162,197
Total Stockholders’ Equity	253,228	263,061
Total Liabilities and Stockholders’ Equity	$585,527	$577,301

ROLLINS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
REVENUES
Customer services	$286,852	$277,911	$814,391	$772,488
COSTS AND EXPENSES
Cost of services provided	147,436	145,415	414,440	401,444
Depreciation and amortization	9,321	9,031	28,124	24,347
Sales, general and administrative	93,233	91,440	267,027	254,958
(Gain)/loss on sales of assets	30	(154)	7	(189)
Interest (income)/expense, net	159	174	846	(152)
	250,179	245,906	710,444	680,408
INCOME BEFORE TAXES	36,673	32,005	103,947	92,080
PROVISION FOR INCOME TAXES	13,940	12,201	39,924	35,699
NET INCOME	$22,733	$19,804	$64,023	$56,381

NET INCOME PER SHARE - BASIC	$0.23	$0.20	$0.64	$0.56
NET INCOME PER SHARE - DILUTED	$0.23	$0.20	$0.64	$0.56

Weighted average shares outstanding - basic	99,125	100,882	99,615	100,905
Weighted average shares outstanding - diluted	99,428	101,273	99,924	101,348

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Third Quarter results on:

Wednesday, October 28, 2009 at:

10:00 a.m. Eastern
9:00 a.m. Central
8:00 a.m. Mountain
7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 877-941-1466 domestic;

480-629-9677 international

at least 5 minutes before start time.

REPLAY: available through November 4, 2009

Please dial 800-406-7325/303-590-3030, Passcode: 4173072

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.net

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com